EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation Closes Acquisition of Medicine Bow Energy Corporation

HOUSTON, TEXAS, August 31, 2005—El Paso Corporation (NYSE:EP) announced today that it has closed its previously announced acquisition of Denver-based Medicine Bow Energy Corporation for $834 million in cash through its wholly owned subsidiary, El Paso Production Holding Company (EPPH).

The adjusted purchase price of $834 million is primarily attributable to Medicine Bow’s acquisition of incremental ownership interest in Four Star Oil & Gas prior to closing. El Paso’s ownership of Four Star at closing is 43.1 percent, up from 38.6 percent when the transaction was originally announced. Estimated proved reserves associated with the Medicine Bow acquisition are 383 billion cubic feet equivalent, and estimated average daily production is 103 million cubic feet equivalent per day. As indicated previously, Four Star’s reserves and volumes will not be consolidated into El Paso Corporation’s or El Paso Production Holding Company’s financial reports but will be reported as an equity interest.

Increased Presence in Denver
Slightly more than half of the acquired proved reserves are in the Rocky Mountains, expanding El Paso’s presence in this important region. “We are excited to increase our presence in the Rockies, and we expect to retain the majority of Medicine Bow’s talented staff as well as its existing office in downtown Denver,” said Lisa Stewart, president of El Paso’s Production and Non-regulated Operations. “In addition, we plan to move the management of El Paso’s existing Rockies assets to Denver from Houston and will add additional personnel to the Denver office to focus on expanding our Rockies presence.”

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; our ability to successfully execute, manage and integrate acquisitions; uncertainties associated with exploration and production activities; the successful close of our financing transactions, including the issuance of equity; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828
Fax: (713) 420-6341